                                                                      EXHIBIT 11

               CHRYSLER CORPORATION AND CONSOLIDATED SUBSIDIARIES
                         EARNINGS PER COMMON SHARE DATA
                         APB OPINION NO.15 CALCULATION


                                                                   Period Ended September 30,
                                                      --------------------------------------------------
                                                       Three Months Ended           Nine Months Ended
                                                      ---------------------       ----------------------
                                                        1997         1996           1997          1996
                                                      --------     --------       --------      --------
                                                             (In millions of dollars and shares)
PRIMARY:
    Net earnings                                        $  441        $  680        $1,953       $2,722
    Preferred stock dividend declared                       --            (1)           (1)          (3)
                                                        ------        ------        ------       ------
    Earnings attributable to common stock               $  441        $  679        $1,952       $2,719
                                                        ======        ======        ======       ======

    Weighted-average shares outstanding                  671.0         721.4         682.5        737.5
    Shares issued on exercise of dilutive options         31.1          29.5          27.8         25.9
    Shares purchased with proceeds of options            (23.8)        (23.6)        (20.8)       (18.7)
    Shares contingently issuable                           0.9           1.0           0.8          0.9
                                                        ------        ------        ------       ------
    Shares applicable to primary earnings                679.2         728.3         690.3        745.6
                                                        ======        ======        ======       ======

FULLY DILUTED:
    Net earnings                                        $  441        $  680        $1,953       $2,722
                                                        ======        ======        ======       ======

    Weighted-average shares outstanding                  671.0         721.4         682.5        737.5
    Shares issued on exercise of dilutive options         31.1          29.5          27.8         25.9
    Shares purchased with proceeds of options            (23.2)        (23.6)        (20.4)       (18.2)
    Shares applicable to convertible preferred stock       0.9           3.2           1.5          4.9
    Shares contingently issuable                           1.8           1.8           1.7          1.7
                                                        ------        ------        ------       ------
    Shares applicable to fully diluted earnings          681.6         732.3         693.1        751.8
                                                        ======        ======        ======       ======

PER COMMON SHARE DATA:                                                   (In dollars)
    Primary:
      Net earnings per common share                     $ 0.65        $ 0.93        $ 2.83       $ 3.65
                                                        ======        ======        ======       ======

    Fully Diluted:
      Net earnings per common share                     $ 0.65        $ 0.93        $ 2.82       $ 3.62
                                                        ======        ======        ======       ======



NOTE:
Primary earnings per common share amounts were computed by dividing earnings after deduction of preferred stock dividends by the weighted-average number of common and dilutive equivalent shares outstanding. Computations of primary earnings per common share exclude the effect of common stock equivalents and shares contingently issuable for any period in which their inclusion would have the effect of increasing the earnings per common share amount otherwise computed. Fully diluted per common share amounts assume conversion of the convertible preferred stock, the elimination of the related preferred stock dividend requirement, and the issuance of common stock for all other potentially dilutive equivalent shares outstanding.